THE PIONEER COMPLEX OF FUNDS

                  CODE OF ETHICS AND INSIDER TRADING PROCEDURES


The following procedures have been adopted by each registered investment company (individually an "Investment Company" and collectively the "Investment Companies") for which Pioneer Investment Management, Inc. ("Pioneer Investments") serves as an investment adviser or for which Pioneer Funds Distributor, Inc. ("PFD") serves as principal underwriter, by Pioneer Investments and PFD for purposes of implementing the Code of Ethics (the "Code") adopted by each entity pursuant to Rule 17j-1 of the Investment Company Act of 1940, as amended (the "Rule"). Pioneer Investment Management, Ltd is a participating affiliate of Pioneer Investment Management, Inc. Therefore under the Investment Company Act of 1940, is subject to the Code of Ethics. Unless indicated otherwise, capitalized terms used herein shall have the meanings contained in the Code.

Administration of the procedures and reviews of all reports required to be made pursuant to these procedures will be the responsibility of Dorothy Bourassa, General Counsel of Pioneer Investment Management USA Inc., Martin J. Wolin, Director of Compliance, and David Rule, Regulatory Compliance Administrator.

I.       IDENTIFICATION OF AND NOTIFICATION TO ACCESS PERSONS

The Compliance Department within Pioneer Investment Management USA Inc., working with the Human Resources Department, will identify those employees who meet the definition of "Access Person" as defined in Rule 17j-1.

Each employee designated as an Access Person and/or Advisory Person will be notified by the Compliance Department and/or the Human Resources Department at the time of hire or promotion of his/her designation as an Access Person and/or Advisory Person and informed of the following policies and procedures. The failure of the Compliance Department and/or the Human Resources Department to so notify such employee shall not affect such person's status as an Access Person and/or Advisory Person under the Code.

II.      REPORTS BY ACCESS PERSONS

INITIAL REPORTS - DISCLOSURE OF PERSONAL HOLDINGS

All Access Persons (other than Independent Trustees) shall submit to the Review Officer within ten days of becoming an Access Person a report in the form of EXHIBIT A.

MONTHLY REPORTS - BROKERAGE ACCOUNTS

All Access Person (other than Independent Trustees) are required to direct their brokers to provide to the Review Officer the following:


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o       within ten days of the end of a calendar month, duplicate copies of confirmations of all Covered Securities transactions in which the Access Person has a Beneficial Ownership interest;

o within ten days following the end of a calendar quarter, related periodic account statements.

In the alternative, if an Access Person is unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to the Review Officer, he/she must immediately notify the Review Officer and provide to the Review Officer within ten days following the end of a month in which a transaction occurs a report in the form of EXHIBIT B.

All Access Persons (other than Independent Trustees) also shall provide to the Review Officer within ten days of the end of a calendar month a report on EXHIBIT B of any Covered Securities transactions which would not be reported on a brokerage or other account statement.

Any report required to be filed by the Review Officer shall be filed with the Alternative Review Officer.

Prior to opening a brokerage account, each Access Person (other than Independent Trustees) must notify the Review Officer to allow the Review Officer an opportunity to notify the broker that Pioneer requires duplicate confirmations and period account statements to be sent directly to the Review Officer.

An Independent Trustee shall provide to the Review Officer within ten days of the end of a calendar month in which a transaction occurs a report in the form of EXHIBIT B of any Covered Securities transaction in which the Independent Trustee acquires or disposes of any Beneficial Ownership interest in a Covered Security if, at the time of the transaction in the Covered Security, the Independent Trustee knew, or, in the ordinary course of fulfilling his/her official duties as an Independent Trustee, should have know, that during the fifteen-day period immediately before or after the date of such transaction, such Covered Security was purchased or sold by an Investment Company or such Covered Security was considered by Pioneer Investments for purchase or sale by an Investment Company.

ANNUAL REPORTS

All Access Persons (other than Independent Trustees) shall provide to the Review Officer within thirty days following the end of a calendar year a report in the form of EXHIBIT C, the information on which must be current as of a date no more than thirty days before the report is submitted.

ANNUAL CERTIFICATIONS

Each Access Person shall certify annually on EXHIBIT D within thirty days following the end of a calendar year that he/she:

o has read and understands the Code and recognizes that he/she is subject thereto;

o       has complied with the requirements of the Code;

o has disclosed or reported all Covered Securities transactions and accounts required to be disclosed or reported under the Code;


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o       has read and understands Pioneer's Procedures to Prevent Insider Trading
        Violations and recognizes that he/she is subject thereto; and

o has complied with the requirements of Pioneer's Procedures to Prevent Insider Trading Violations.

Failure to comply with the periodic reporting requirements and/or the Annual Certification procedure will result in the denial of any preclearance requests as well as any other sanction that may be deemed appropriate.


III.     MONITORING OF PERSONAL TRADING ACTIVITY

PRECLEARANCE PROCEDURES FOR ACCESS PERSONS WHO ARE NOT INDEPENDENT TRUSTEES

All transactions in Covered Securities by Access Persons shall be precleared in advance by receiving written approval from the Preclearance Officer. The Preclearance Officer must preclear his/her Covered Securities transactions with the Alternative Preclearance Officer. Each request for preclearance must be submitted to the Preclearance Officer on either EXHIBIT E ("Preclearance Form for Access Persons") or EXHIBIT F ("Preclearance Form for Portfolio Managers and Investment Analysts") prior to 2:00 pm. in order to receive a response on the following day.. Verbal approvals of Covered Securities transactions are not permitted.

Any approval by the Preclearance Officer is valid for three business days, including the day on which the approval is granted. If an Access Person is unable to effect the Covered Securities transaction during such period, he/she must resubmit a completed EXHIBIT E or F and reobtain approval from the Preclearance Officer prior to effecting the Covered Securities transaction.

The Preclearance Officer will base his/her decision whether to approve a Covered Securities transaction for an Access Person after considering the specific restrictions and limitations set forth in, and the spirit of, the Code, including whether the Covered Security at issue is being considered for purchase or sale by an Investment Company or Institutional Account. The Preclearance Officer is not required to give any explanation for refusing to approve a requested Covered Securities transaction.

PRECLEARANCE PROCEDURES FOR ACCESS PERSONS WHO ARE INDEPENDENT TRUSTEES

Independent Trustees are encouraged to preclear Covered Securities transactions only when there is a question as to the then current trading activities of an Investment Company; otherwise preclearance by an Independent Trustee is neither encouraged nor required.

DE MINIMUS EXCEPTIONS

The Preclearance Officer has discretion to approve transactions by Access Persons (other than Advisory Persons) of trades of 500 shares or fewer in companies with market capitalizations of $20 billion or greater.

The Preclearance Officer has discretion to determine the DE MINIMUS value of gifts and other personal benefits under the Code. Currently, the following may be accepted:


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o       gifts with reasonable values of no more than $100 annually from any single person or entity;

o customary business lunches, dinners and entertainment at which both the Advisory Person and the giver are present; and

o       promotional items of DE MINIMUS value.

REVIEW OF REPORTS

The Review Officer shall compare the reported personal Covered Securities transactions of each Access Person with completed and contemplated portfolio transactions of the Investment Companies and Institutional Accounts to determine whether a violation of the Code may have occurred. The Review Officer shall also compare reported personal securities transactions during the year with the annual report submitted by the person. In the case of reports of personal Covered Securities transactions of the Review Officer, the Alternative Review Officer shall perform such comparison. Before making any determination that a violation has been committed by an Access Person, the Review Officer or Alternative Review Officer, as the case may be, shall provide such person with an opportunity to supply additional explanatory information or material.

If the Review Officer or Alternative Review Officer, as the case may be, determines that a violation of the Code has or may have occurred, he/she shall submit a written determination, together with the related information or material provided by the Access Person, to the President of Pioneer Investments who shall make an independent determination of whether a violation has occurred.

On a monthly basis, the Review Officer shall prepare a summary of his/her review of all preclearance forms submitted during the month with the monthly confirmations and/or periodic account statements of such Access Persons and provide such report to the President of Pioneer Investments and such other persons as the President shall deem appropriate, including, but not limited to, the Chief Investment Officer of Pioneer, the General Counsel of Pioneer and counsel to the Pioneer Funds.

On an annual basis, the Review Officer shall prepare and submit to the Board of Trustees of the Investment Companies, as well as other relevant parties, a summary of the level of compliance by all Access Persons of the Code during the previous year, including, without limitation, the number and nature of all material violations and the sanctions imposed. The report shall certify that the Investment Companies, Pioneer Investments and PFD have adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The report may also include any recommended changes to existing Code restrictions or procedures based upon Pioneer's experience with the Code, evolving industry practices and developments in applicable laws or regulations. The Alternative Review Officer shall prepare reports with respect to compliance by the Review Officer.

IV.      SANCTIONS

VIOLATIONS BY ACCESS PERSONS

Any violation of the Code by an Access Person who is not an Independent Trustee shall result in the imposition of such sanctions as Pioneer may deem appropriate under the circumstances, which may include, but are not limited to, removal or suspension from office, termination of


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employment, a letter of censure and/or restitution to the affected
Investment Company or Institutional Account of an amount equal to the advantage the offending person shall have gained by reason of such violation. In addition, as part of any sanction, Pioneer may require the Access Person to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. Violations of the Code by an Access Person also may result in criminal prosecution or civil action. The Board of Trustees of any Investment Company shall have the power to modify or increase any sanction as it deems appropriate.

VIOLATIONS BY INDEPENDENT TRUSTEES

Any violation of the Code by an Independent Trustee shall result in the imposition of such sanctions as the other members of the Board of Trustees may deem appropriate under the circumstances, which may include, but are not limited to, removal from office.

V.       RECORDKEEPING REQUIREMENTS

Pioneer shall maintain and preserve in an easily accessible place:

o a copy of the Code (and any prior code of ethics that was in effect at any time during the past five years) for a period of not less than five years;

o a record of any violation of the Code and of any action taken as a result of such violation for a period of not less than five years following the end of the fiscal year in which the violation occurs;

o a copy of each preclearance request and any report submitted under the Code by an Access Person for a period of not less than five years following the end of the fiscal year in which the preclearance request or report is made, the first two years in an easily accessible place;

o a record of all persons who are, or within the past five years were, required to make reports pursuant to the Code and who are or were responsible for reviewing such reports;

o a copy of each report submitted to the Boards of Trustees of the Investment Companies under the Code for a period of not less than five years following the end of the fiscal year in which such report is made, the first two years in an easily accessible place; and

o a record of any decision, and the reasons supporting such decision, to approve the acquisition by Investment Personnel of Initial Public Offerings or Limited Offerings for at least five years after the end of the fiscal year in which such approvals are granted.

VI.      PIONEER'S POLICIES AND PROCEDURES TO PREVENT INSIDER TRADING

Every employee of Pioneer is subject to Pioneer's Policies and Procedures to Prevent Insider Trading. Pioneer's Policy Statement on Insider Trading is attached as EXHIBIT G. Each employee is required to acknowledge annually that he/she has read and complied with the Policies. The Review Officer oversees administration of the annual certification.